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                      MANAGEMENT INCENTIVE PLAN FOR FY1998

                          PREMISYS COMMUNICATIONS, INC.

                  COMPENSATION COMMITTEE OF BOARD OF DIRECTORS

                                  JULY 11, 1997

I.   Participation

     A. Participants ("Participants") are executives and senior managers that have an impact of the overall success of the Company

     B. Participants must be full-time, regular employees as of the last day of each bonus period to earn a bonus.

     C. Participants of the Management Incentive Plan can not participate in profit sharing plan.

II.  Bonus Formula

     A. The target individual bonuses are set as a percentage of annual salaries and reflect bonuses paid to individuals in comparable positions at other companies and their responsibilities at Premisys.

     B. Operating Profit in all calculations is the consolidated operating profit before accruals for Management Bonus and the Profit Sharing Plans ("Prebonus Operating Profit").

     C. The basis of earning bonuses varies with the responsibilities of the manager:

          1. Ray Lin, Nick Williams and Riley Willcox - company performance; measured as actual Prebonus Operating Profit versus plan

          2. Bill Smith and Al Fyffe - product revenue (through his sales commission plan), goal accomplishments and actual Prebonus Operating Profit versus plan

          3. All other participants - combination of actual Prebonus Operating Profit versus plan and achievement of individual goals, with specific portions of their bonuses tied to the accomplishment of each goal.

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     D.   The Company performance bonuses that are tied to actual Prebonus
          Operating Profit versus plan will be calculated as follows:

          1. The earned bonus is the product of individual bonus percentage of planned Prebonus Operating Profit times the actual Prebonus Operating Profit.

          2. If actual Prebonus Operating Profit versus plan is 120% or more of Plan, the earned bonus is the product of individual bonus percentage of planned Prebonus Operating Profit times the ratio of the actual/planned Prebonus Operating Profit times the actual Prebonus Operating Profit.

          3.   Individual Bonuses are capped at two times target dollar bonuses.

     E. Bonuses based upon the accomplishment of individual goals will be determined by the CEO in conjunction with the individual's direct manager. The target levels represent bonuses to be paid upon achievement of goals on a timely basis; to the degree goals are accomplished later or earlier than expected, and to the degree the goal completion represented lesser or greater effort than expected, actual bonuses can be from zero to 150% of the target levels.

     F. No bonus payments are made if actual operating profit is less than 75% of Plan.

     G. Management bonuses will be calculated for the first half and the second half of each fiscal year and be paid within 30 days after the end of each six-month period.

III. Authorization

     A. The Plan and participation must be approved at the beginning of each fiscal year by the Compensation Committee of the Board of Directors.

     B. The Compensation Committee of the Board of Directors has the authority to adjust amounts paid out based upon corporate performance based upon its assessment of the overall accomplishments of the management team.

IV.  Compensation Committee Resolution

     A.   Approve Management Incentive Plan for fiscal year 1998